Exhibit 10.3

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement, dated as of January 6, 2015 (the “Agreement”), is entered into by and between AVEO Pharmaceuticals, Inc., a Delaware corporation, having its principal place of business at 650 East Kendall Street, Cambridge, MA 02142 (the “Company”) and Tuan Ha-Ngoc (the “Employee”) (each, a “Party” and, collectively, the “Parties”).

WHEREAS, the Employee has served as the President and Chief Executive Officer and as a member of the Board of Directors (the “Board”) of the Company since 2002;

WHEREAS, the Parties entered into a Severance and Change in Control Agreement dated December 11, 2009 (the “Severance Agreement”);

WHEREAS, the Severance Agreement provides for certain severance benefits to be provided to the Employee in certain circumstances, including in the event that his employment is terminated by the Company without Cause (as such term is defined in the Severance Agreement), or by the Employee for Good Reason (as such term is defined in the Employment Agreement);

WHEREAS, in connection with a restructuring of the Company, the Employee has agreed to resign from his position as President and Chief Executive Officer, but to remain employed by the Company for a transition period during which period he will serve as the an Executive Advisor to the Company and as Chair of the Board in order to support the Company with the restructuring, and following which transition period the Employee will be separated from employment with the Company but will continue to serve as Chair of the Board;

WHEREAS, in the interest of a successful restructure and an amicable transition, and in exchange for, among other things, the Employee entering into and complying with this Agreement and providing the transition and post-employment assistance set forth below, the Company is providing the Employee with consideration set forth in this Agreement;

WHEREAS, the Employee wishes to waive certain rights to the receipt of severance benefits which might otherwise have been due to him under the Severance Agreement in connection with the transition as set forth herein;

NOW THEREFORE, for good and valuable consideration, including without limitation the premises and mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. TRANSITION PERIOD; RESIGNATION FROM PRESIDENT AND CHIEF EXECUTIVE OFFICER POSITION.

As of January 6, 2015, the Employee hereby resigns from his position of President and Chief Executive Officer of the Company, but will remain an employee in the role of an Executive Advisor to the Company until the Separation Date, as defined herein, whereupon he shall resign as Executive Advisor and his employment shall cease. Effective on January 6, 2015, the Employee will become the Chair of the Board, and he shall continue to serve as non-

employee Chair of the Board following the Separation Date. The Employee agrees to execute and deliver any documents reasonably necessary to effectuate the resignations, provided that nothing in any such document is inconsistent with any terms set forth in this Agreement. Should the Employee fail to promptly submit the resignations or execute any documents requested by the Company to effectuate such resignations, the Employee hereby irrevocably appoints the Company to be his attorney-in-fact to execute any documents and do anything in his name to effect such resignations.

The Separation Date shall be January 31, 2015; provided, however, that notwithstanding the foregoing, nothing shall be construed to prevent the Board from terminating the employment of the Employee for Cause (as defined in the Severance Agreement) at any time, whether before or after January 31, 2015.

The period of time between January 6, 2015 and the Separation Date shall be a transition period (the “Transition Period”), during which the Employee shall remain employed by the Company as an Executive Advisor and shall assist the Company as directed with the successful transition of his duties and responsibilities to a new Chief Executive Officer and otherwise use his best efforts to assist the Company with a successful restructure of its operations. During the Transition Period, the Employee will continue to come into the office as directed by the Company and will continue to receive his current base salary. Notwithstanding the foregoing, during the Transition Period, the Company will grant reasonable requests for time off, as determined in its sole discretion, to enable the Employee to search for other employment.

In order to continue assisting the Company in its transition, the Employee further agrees that, for six (6) months following the Separation Date (the “Post-Employment Assistance Period”), he shall make himself reasonably available by telephone or e-mail from time to time, upon reasonable notice and on an as-needed basis, to consult with the Company and to provide any reasonable information and/or guidance that the Company may request concerning his former duties and responsibilities and/or his knowledge of the Company’s business and operations (the “Post-Employment Assistance”). The Employee acknowledges and agrees that the consideration set forth in this Agreement, including without limitation the Severance Benefits set forth below, is being provided, in part, as consideration for the Post-Employment Assistance, and that he will not be entitled to receive any additional compensation or benefits for such assistance. Further, the Employee and the Company agree and acknowledge that as of the Separation Date, the Employee will experience a “separation from service” within the meaning of Section 409A of the Internal Revenue Code as both parties intend that the Post-Employment Assistance will not require Employee to perform services more than one day per week during the Post-Employment Assistance Period.

Following the Separation Date, the Employee shall no longer be employed with the Company, but shall remain on as the Chair of the Board to serve, in accordance with the terms of the Bylaws of the Company until the election and qualification of his successor, subject to his earlier death, resignation, or removal. As non-employee Chair of the Board, the Employee shall be entitled to receive the compensation applicable to such position as determined under the Company’s director compensation policy, as approved and amended by the Board from time to time (the “Director Compensation Policy”), which as of the date hereof, provides for an annual Board Chair retainer of $60,500 and an annual option grant with respect to 12,500 shares of

Company common stock upon the Employee’s re-election to the Board at the Company’s annual stockholders meeting, in each case on the terms and subject to the conditions set forth in the Director Compensation Policy. In addition, each outstanding option to acquire Company common stock held by the Employee shall, to the extent necessary, be amended to provide that such option shall continue to vest and be exercisable during any period that the Employee continues to serve as a member of the Board, and for three months thereafter (but in no event later than the Final Exercise Date set forth in the applicable option agreement).

2. SEVERANCE BENEFITS.

In return for the Employee’s execution and return of a release of claims agreement (“Release Agreement”) within sixty (60) days following the Separation Date (or such lesser period as may be determined by the Company) in a form that will be provided by the Company and substantially similar to the form attached to the Severance Agreement as Exhibit A (with such modifications as the Company may make in its sole discretion to reflect changes in the law and/or the circumstances of the separation), and the Employee’s non-revocation of such Release Agreement and compliance with the terms thereof, the Company agrees to provide the Employee with payments and benefits that are equivalent in amount and type to those set forth in Section 2.1(a)-(d) of the Severance Agreement (the “Severance Benefits”). For the avoidance of doubt, the Employee shall not be eligible to receive, and shall not receive, any Severance Benefits if his employment is terminated for Cause or if he resigns from employment for any reason during the Transition Period, and, further, in consideration of the Transition Period, the payments and benefits that the Employee will receive during such period, and the Employee’s eligibility to receive the Severance Benefits in the event of a termination without Cause, the Employee hereby waives any right to claim that the transition or anything described herein shall constitute Good Reason (as defined in the Severance Agreement). Except as set forth in this Agreement, the Severance Agreement shall terminate and be of no further force or effect as of January 6, 2015.

3. MISCELLANEOUS.

(a) Withholding. The Company shall deduct from any payments made pursuant to this Agreement an amount equal to all or any part of the federal, state, local and foreign taxes, if any, required by law to be withheld by the Company with respect to such payments. If the Company does not withhold an amount from the Employee’s wages, other remuneration or payments sufficient to satisfy the withholding obligation of the Company, the Employee will make reimbursement on demand for the amount underwithheld.

(b) Section 409A. This Agreement is intended to comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and shall be construed consistent therewith.

(c) Non-Competition, Non-Solicitation, Confidentiality, Inventions and Proprietary Information. The Employee acknowledges and reaffirms his obligation, both during the Transition Period and thereafter, to keep confidential and not to use or disclose any and all non-public information concerning the Company that he acquired or will acquire during the course of his employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition. The Employee further acknowledges and reaffirms his ongoing obligations with respect to Non-Competition, Non-Solicitation, Proprietary Information, Inventions and Confidentiality as set forth in Section 4 of the Severance Agreement and in the Confidentiality Agreement referenced therein, all of which remain in full force and effect and are incorporated by reference as if fully set forth herein.

(d) Indemnification. In his role as non-employee Chair of the Board, the Employee shall be entitled to corporate indemnification and insurance coverages to the same extent provided to other non-employee directors of the Company.

(e) Cumulative Remedies. If either Party breaches any provisions or covenants contained in this Agreement, the other Party shall be entitled to pursue any remedy available at law or in equity. The Parties agree that the remedies for breach of this Agreement are cumulative. Notwithstanding anything in the foregoing that might be construed to the contrary, all Severance Benefits shall terminate immediately if the Employee, at any time, violates any of his continuing obligations to the Company pursuant to Section 4(c) hereof or the agreements referenced therein.

(f) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Parties and their legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Company shall require any successor hereto or transferee hereof to assume and agree to perform this Agreement in accordance with its terms.

(g) Notices. Any and all notices, requests or other communications provided for herein shall be given in writing and sent by hand delivery or by recognized overnight delivery service or by certified mail, return receipt requested, with postage prepaid. Such notices shall be addressed to the Company’s address set forth in the introductory paragraph hereto or to the home address of the Employee then on file with the Company, as applicable. Any notice which is required to be made within a stated period of time shall be considered timely if delivered before midnight of the last day of such period.

(h) Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Parties hereto. No waiver by a Party hereto of any breach or noncompliance by the other Party of any condition or provision of this Agreement to be performed by such Party shall be deemed a waiver of similar or dissimilar provisions or conditions existing at the same time or at any prior or subsequent time.

(i) Entire Agreement. This Agreement contains and constitutes the complete agreement between the Parties hereto with respect to the Employee’s transition and separation from employment and cancels all oral and written negotiations, agreements and commitments in connection therewith, except as expressly set forth in this Agreement. Nothing herein shall be construed as modifying, canceling or superseding the Employee’s continuing obligations set forth in Section 4(c) above or in the agreements referenced therein.

(j) Applicable Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to conflict of laws provisions. The Parties hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

(k) Counsel Fees. If either Party hereto shall institute any court action or arbitration proceedings for the purpose of enforcing this Agreement, each Party shall bear its or his own costs and expenses (including, but not limited to, counsel fees) incurred in connection therewith.

(l) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be invalid or unenforceable by any arbitrator or court of competent jurisdiction, the Parties intend that such portion be modified to make it enforceable to the maximum extent permitted by law.

(m) Advice of Counsel. The Employee represents and warrants that he has caused this Agreement to be reviewed on his behalf by the Employee’s own legal counsel; that the Employee has discussed the terms and conditions contained in this Agreement with the Employee’s own legal counsel; and that the Employee has fully read and understands and agrees to all of the terms and provisions contained in this Agreement.

(n) Cooperation. To the extent permitted by law, the Employee agrees to reasonably cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company or any affiliate that involve matters relating to the Employee’s role as a director, officer, or employee of the Company or any affiliate. The Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with the Company’s counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company. The Employee further agrees that, to the extent permitted by law, he will notify the Company promptly in the event that he is served with a subpoena or in the event that he is asked to provide a third party with information concerning any actual or potential complaint or claim against the Company or any affiliate. The Employee shall be entitled to receive reimbursement of all reasonable out of pocket expenses incurred by the Employee in cooperating hereunder, including expenses related to travel and other expenses while away from home, plus a reasonable hourly fee, provided, however, that the Company will not pay the Employee a fee for time spent providing testimony in any arbitration, trial, administrative hearing or other proceeding. The Company shall reimburse such expenses subject to its expense reimbursement policy.

(o) Waiver of Right to Jury Trial. The Parties expressly waive any right that any Party either has or may have to a jury trial of any dispute arising out of or in any way related to the matters covered by this Agreement.

(p) Counterparts; Signature. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument. Any facsimile or pdf copy of any Party’s executed counterpart of this Agreement will be deemed to be an executed original thereof.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed by an officer thereunder duly authorized, as of the date first hereinabove written.

EMPLOYEE

/s/ Tuan Ha-Ngoc
Tuan Ha-Ngoc

Date: 1/6/2015

AVEO PHARMACEUTICALS, INC.

By:	/s/ Joseph Vittiglio
Name: Joseph Vittiglio
Title: SVP, General Counsel

Date: 1/6/2015